Exhibit 99.1

The shares of Class A Common Stock reported as beneficially owned are held of record by the Spartan Acquisition Sponsor II LLC (the “Sponsor”). AP Spartan Energy Holdings II, L.P. (“AP Spartan”) is the sole member of the Sponsor. Apollo ANRP Advisors III, L.P. (“ANRP Advisors”) is the general partner of AP Spartan. Apollo ANRP Capital Management III, LLC (“ANRP Capital Management”) is the general partner of ANRP Advisors. APH Holdings, L.P. (“APH Holdings”) is the sole member of ANRP Capital Management. Apollo Principal Holdings III GP, Ltd. (“Principal Holdings III GP”) is the general partner of APH Holdings.

The Sponsor disclaims beneficial ownership of all shares of Class A Common Stock included in this report other than the shares of Class A Common Stock held of record by the Sponsor, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose. AP Spartan, ANRP Advisors, ANRP Capital Management, APH Holdings, Principal Holdings III GP, and Messrs. Joshua Harris, Marc Rowan, Scott Kleinman and James Zelter, the managers, as well as executive officers, of Principal Holdings III GP, each disclaim beneficial ownership of all the shares of Common Stock included in this report, except to the extent of any pecuniary interest therein, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.